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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT


                 THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the ____ day of ______, 199__ by and between Telco Communications Group, Inc., a Virginia corporation (the "Company"), and Bryan K. Rachlin (the "Executive").

                              W I T N E S S E T H:

                 WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and subject to the conditions set forth herein.

                 NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

                 1.       Employment.

                 (a) The Company hereby employs the Executive as General Counsel and Chief Operating Officer, and the Executive hereby accepts such employment, on the terms and subject to the conditions hereinafter set forth.

                 (b) Executive shall report directly to the Company's Chief Executive Officer, unless the Company's Board of Directors (the "Board") directs otherwise. Executive agrees to perform such duties as are assigned to him, consistent with his position as a senior executive, pursuant to the direction of the Chief Executive Officer or the Board.

                 (c) Attention and Effort. The Executive shall be required to devote his full business time, attention and effort to the Company's business and affairs and perform diligently his duties that are customary of an executive in such position, all subject to the direction of the Chief Executive Officer and the Board. The Executive agrees to use all of his skills and business judgment and render services to the best of his ability to serve the interests of the Company. Subject to the terms of the Non-Competition Agreement referred to in Section 6, this shall not preclude Executive from serving on community and civic boards, participating in industry associations, or otherwise engaging in other activities which, in the Company's judgment, do not unreasonably interfere with his duties to the Company.
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                 (d)      Support Services.   The Executive shall be entitled
to all of the administrative, operational and facility support customary for a similarly situated executive. This support shall include, without limitation, a suitably appointed private office, a secretary or administrative assistant, and payment of or reimbursement for reasonable cellular telephone expenses, business entertainment expenses, expenses of the Executive maintaining his professional license and standing and any and all other business expenses reasonably incurred on behalf of or in the course of performing duties for the Company, all in accordance with the expense reimbursement policies established from time to time by the Company. The Executive agrees to provide such documentation of these expenses as may be reasonably required.

                 2. Term. Subject to the provisions for termination hereinafter provided, the term of this Agreement (the "Term") shall begin on the date hereof, and shall continue through the fourth anniversary of the date hereof.

                 3. Compensation and Stock Options. Throughout the Term, the Company shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in this Section 3.

                 (a) The Company shall pay to the Executive a minimum "Base Salary," payable in accordance with the Company's usual pay practices (and in any event no less frequently than monthly), of $375,000 per annum, which Base Salary shall be subject to increase upon review annually by the Company's Board of Directors.

                 (b) The Company, at the discretion of the Board, may pay to the Executive bonus compensation for each fiscal year, or part thereof, that he is employed by the Company or, alternatively, allow the Executive to participate in a management incentive bonus plan should one be adopted by the Company or Holdings (as defined below). It is agreed that if a management incentive bonus plan is adopted by Holdings, the Executive will be eligible to participate therein at a level not lower than would an individual serving as a Vice President of Holdings.

                 (c) The Company shall (i) in addition to life insurance available to Executive pursuant to Section 3(d) of this Agreement, reimburse Executive for the cost, in the amount of up to Two Thousand Dollars ($2,000) per year, of life insurance having a death benefit payment of, in the aggregate with the above-


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referenced Company life insurance, not more than Two Million Dollars
($2,000,000), (ii) reimburse Executive for the costs, in the amount of up to Two Thousand Dollars ($2,000) per year, of disability insurance for the Executive if not otherwise provided to Executive pursuant to Section 3(d) of this Agreement, and (iii) provide medical, hospitalization and dental insurance for Executive, his spouse and eligible family members, subject to and in accordance with the Company's policy, the proportions of the cost thereof to be borne by the Company and the Executive to be in accordance with such policy.

                 (d) The Executive shall participate in all retirement and other benefit plans of the Company generally available from time to time to employees of the Company and for which the Executive qualifies under the terms thereof (and nothing in this Agreement shall, or shall be deemed to, in any way affect the Executive's rights and benefits thereunder except as expressly provided herein).

                 (e) The Executive shall be entitled to such periods of vacation and sick leave allowance each year as provided under the Company's vacation and sick leave policy and as otherwise provided for executive officers.

                 (f) The Executive shall be entitled to participate in any equity or other employee benefit plan of the Company that is generally available to senior executive officers, as distinguished from general management, of the Company. The Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

                 (g) Concurrently with the execution hereof, the Company shall recommend that the Compensation Committee of the Board of Directors of New RES, Inc. ("Holdings"), the parent company of the Company, grant to Executive the right and option, pursuant to a stock option plan to be adopted by Holdings on or prior to the date hereof, to purchase up to two hundred thousand (200,000) shares of the Company's common stock, par value $.001 per share. Subject to the vesting provisions set forth below, the foregoing options may be exercised at any time or from time to time during the ten-year period following the date of grant, subject to the terms and provisions to be contained in the aforementioned stock option plan and related grant letter to be authorized by the Holdings Compensation Committee. The foregoing options shall vest fifty percent (50%) on the third anniversary of the date of grant and fifty percent (50%) on the fourth anniversary of the date of grant; provided, however, that all such options shall vest immediately upon the termination by the



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Company of the Executive without "Cause" (as defined in Section 5(a) hereof)
pursuant to Section 5(a) hereof and shall contain "change-in-control" provisions for accelerated vesting consistent with the change-of-control provisions contained in the existing stock option plan of EXCEL Communications, Inc. The exercise prices for such options shall be the fair market value of shares of Holdings on the date of grant. The Executive shall not have any of the rights of a shareholder of the Company with respect to any non-exercised options. As soon as practicable (and in no event later than 30 days) after the date hereof, Holdings shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of the Company's common stock subject to vested options held by Executive and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                 4.       Permanent Disability.

                 (a) For purposes of this Agreement, the Executive's "Permanent Disability" shall be deemed to have occurred one day after one hundred twenty (120) days in the aggregate during any consecutive twelve (12) month period, or one day after ninety (90) consecutive days, during which one hundred twenty (120) or ninety (90) days, as the case may be, the Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge fully his duties under this Agreement.

                 (b) If either the Company or the Executive, after receipt of notice of the Executive's Permanent Disability from the other, disputes that the Executive's Permanent Disability shall have occurred, the Executive shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital in the metropolitan Washington, D.C. area and, unless such physician shall issue his written statement to the effect that, in his opinion, based on his diagnosis, the Executive is capable of resuming his employment and devoting his full time and energy to discharging fully his duties hereunder within thirty (30) days after the date of such statement, such Permanent Disability shall be deemed to have occurred on the day above specified.



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                 5.       Termination.

                 (a) The Executive's employment under this Agreement and the Term shall be terminated immediately on the death of the Executive and may be terminated by the Company:

                          (i) at any time after the Permanent Disability of the Executive;

                          (ii)  at any time for Cause by action of the Board; or

                          (iii) at any time without Cause by action of the Board.

                 For purposes hereof, Cause shall mean:

                          (A) Active participation by the Executive in fraudulent conduct, a felony, or an act or series of acts of dishonesty, recklessness or gross negligence or the Executive's willful failure to perform any of his duties under this Agreement;

                          (B) The Executive's breach of any provision of this Agreement or of the Non-Competition Agreement referred to in Section 6, which breach has not been cured (if it is of a nature that can be cured) to the Board's reasonable satisfaction within ten (10) days after the Company gives written notice thereof to the Executive;

                          (C) The voluntary resignation of the Executive without the prior consent of the Board; or

                          (D)     In the reasonable judgment of Kenny A. Troutt
                 (i) acting in his capacity as Chief Executive Officer of Holdings, and (ii) applying the same standards to Executive as Troutt would utilize with respect to such a decision regarding any other senior executive officer, Executive is found to have not met minimum performance objectives at any time after the date that is one (1) year from the date of this Agreement.

                 (b) Termination by Death. If the Executive's employment is terminated by death, the Executive's estate shall be entitled to receive (i) life


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insurance benefits pursuant to any life insurance purchased by the Company,
(ii) a pro rata portion of the bonus applicable to the calendar year in which such termination occurs, payable if, when and as such bonus is determined under
Section 3(b), and (iii) salary and other benefits accrued by him hereunder up to and including the date of Executive's death, payable within ninety (90) days after the date of death.

                 (c) Termination for Cause. If the Executive's employment is terminated by the Company for Cause, the Company shall not have any other or further obligations to the Executive under this Agreement (except (i) as may be provided in accordance with the terms of retirement and other benefit plans pursuant to Section 3(d), (ii) as to that portion of any unpaid Base Salary and other benefits accrued and earned under this Agreement through the date of such termination, and (iii) as to benefits, if any, provided by any insurance policies in accordance with their terms). In addition, if the Executive's employment is terminated by the Company for Cause, the Executive shall immediately forfeit any and all unvested stock rights and unvested stock options and other such unvested incentives or unvested awards previously granted to him by the Company. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

                 (d) Termination without Cause. If the Executive's employment is terminated by the Company without Cause, the Executive shall be entitled to receive (i) severance compensation equal to what would have been his Base Salary under Section 3(a), payable at such times as his Base Salary would have been paid if his employment had not been terminated, for one year as well as a pro rata portion of the bonus applicable to the calendar year in which such termination occurs, payable if, when and as such bonus is determined under Section 3(b), (ii) other benefits accrued by him hereunder up to and including the date of such termination, payable within ninety (90) days after the date of such termination, and (iii) the benefits set forth in Section 3(c) and (d) for the remainder of what would have been the Term (and subsequent to which Executive will be entitled to any COBRA benefits which may be available to him).

                 (e) Termination for Permanent Disability. If the Executive's employment is terminated by the Company for Permanent Disability, the Executive shall be entitled to receive (i) severance compensation equal to what would have been his Base Salary under Section 3(a) for the shorter of six months or the remainder of what would have been the Term, payable at such times as his Base Salary would have been paid if his employment had not been terminated, less any disability insurance




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benefits pursuant to any disability insurance provided by the Company or purchased by Executive, the cost of which is reimbursed by the Company, which are payable in respect of the period after such termination, as well as a pro rata portion of the bonus applicable to the calendar year in which such termination occurs, payable if, when and as such bonus is determined under
Section 3(b), and (ii) other benefits accrued by him hereunder up to and including the date of termination for Permanent Disability, payable within ninety (90) days after termination for Permanent Disability,

                 (f) Termination for Good Reason. The Executive's employment under this Agreement and the Term may be terminated by the Executive for "Good Reason" upon thirty (30) days' written notice to the Company. For this purpose, "Good Reason" means (i) a termination by the Executive within ninety (90) days following the Executive being required to relocate to an office that is more than 50 miles from the Company's current office in Chantilly, Virginia, (ii) there is a material diminution in the Executive's title, authority or duties, as the same exist on the date hereof, other than any such diminution that results from the acquisition of the Company by Holdings and the fact that the Company thereafter will be a wholly-owned subsidiary of Holdings, or (iii) if the options referred to in Section 3(g) hereof shall not have been granted within thirty (30) days following the date hereof. If the Executive shall terminate this Agreement for "Good Reason," the Executive shall be entitled to receive the same payments and benefits as he would be entitled to receive pursuant to Section 5(d) hereof in the case of a Termination without Cause (it being understood that such benefits shall not include the acceleration of vesting of options).

                 (g) Upon the termination of Executive's employment for any reason, the Executive shall be deemed to have resigned from all offices and directorships held by the Executive in the Company and with any of its affiliates.

                 6.       Non-Competition Agreement

                 The Executive acknowledges the Company's reliance on and expectation of the Executive's continued commitment to performance of his duties and responsibilities during the Term. In light of such reliance and expectation on the part of the Company, and for other good reasons, the Executive and Holdings are entering into a Non-Competition Agreement, dated the date hereof. Executive agrees to perform each and every obligation of Executive therein contained. If the options referred to in Section 3(g) hereof shall not have been granted within thirty (30) days following the date hereof, Executive shall be released from the Non-Competition Agreement, dated the date hereof, between Holdings and Executive.




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                 7.       Miscellaneous.

                 (a) The Company and the Executive agree that the existing employment agreement between the Company and the Executive is hereby terminated. The Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

                 (b) The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

                 (c) The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of the Executive under this Agreement shall inure to the benefit of, and shall be binding upon, the Executive and his heirs, personal representatives and assigns.

                 (d) All notices and other communications required or permitted under this Agreement shall be in writing, and shall be deemed properly given if delivered personally, mailed by registered or certified mail in the United States mail, postage prepaid, return receipt requested, sent by facsimile, or sent by Express Mail, Federal Express or other nationally recognized express delivery service, as follows:

                 If to the Company or the Board:

                 Telco Communications Group, Inc.
                 c/o New RES, Inc.
                 8750 North Central Expressway
                 Dallas, Texas  75231
                 Telephone:  (214) 863-8000
                 Facsimile:  _________________
                 Attention:  _________________



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                 With a copy to:

                 Weil, Gotshal & Manges LLP
                 767 Fifth Avenue
                 New York, New York  10153
                 Telephone:       (212) 310-8000
                 Facsimile:       (212) 310-8007
                 Attention:       Howard Chatzinoff, Esq. and
                                  Frederick S. Green, Esq.

                 If to the Executive:




Notice given by hand, certified or registered mail, or by Express Mail, Federal Express or other such express delivery service, shall be effective upon actual receipt. Notice given by facsimile transmission shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices by facsimile transmission shall be confirmed promptly after transmission in writing by certified mail or personal delivery.

                 Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

                 (e) The failure of either party to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

                 (f)      This Agreement supersedes all prior or
contemporaneous agreements and understandings between the parties and may not be modified or terminated orally. No modification or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.



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                 (g)      This Agreement shall be governed by, and construed in
accordance with the provisions of, the law of Virginia, without reference to provisions that refer a matter to the law of any other jurisdiction. Each party hereto hereby irrevocably submits itself to the non-exclusive personal jurisdiction of the federal and state courts sitting in Arlington, Virginia.

                 (h) Arbitration. (i) Except as provided herein, any controversy, dispute or claim arising out of or relating to this Agreement, its performance or the breach hereof (an "Arbitrable Dispute") which cannot be settled by mutual agreement shall be finally settled by arbitration as follows:
Either party hereto (a "Party") who is aggrieved shall deliver a notice to the other Party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice shall be submitted to arbitration before a single arbitrator appointed in accordance with JAMS/Endispute's Comprehensive Arbitration Rules and Procedures (the "Rules"), modified only as herein expressly provided. The place of the arbitration shall be the Washington, D.C. metropolitan area. The arbitrator may enter a default decision against any Party who fails to participate in the arbitration proceedings. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1-16 (the "Act"). If there is any conflict between either the Rules and the terms of this Section 7(h), or the Act and this Section 7(h), then the terms of this Section 7(h) shall control. The decision of the arbitrator on the points in dispute will be final, unappealable and binding and judgment on the award may be entered in any court having jurisdiction thereof. The prevailing party in any arbitration shall be entitled to reimbursement of the reasonable costs and expenses incurred by such party in connection therewith by the other party. The Arbitrator shall not have the authority to award punitive damages. The Parties agree that this clause has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this clause shall be grounds for dismissal of any court action commenced by either Party with respect to this Agreement, other than (x) actions to compel a party to comply with these dispute resolution procedures; (y) actions specified in this Section 7(h), or (z) post-arbitration actions seeking to enforce an arbitration award. The Parties shall keep confidential, and shall not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof. The procedures specified in this Section 7(h) shall be the sole and exclusive procedures for the resolution of an Arbitrable Dispute; provided, however, that prior to the appointment of an arbitrator as provided for above, a party, without prejudice to these procedures, may seek a temporary restraining order, preliminary injunction, or other provisional judicial relief, if in its sole judgment such action is




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necessary to avoid irreparable damage or to preserve the status quo.  Under no circumstances, however, shall the court be authorized to award money damages. Any claim shall be time-barred unless the asserting party commences an arbitration proceeding with respect to such claim within the time limit for commencement of litigation specified by applicable law for such claim.

                    (ii) The parties subject to this Agreement further agree that the scope and meaning of this Section 7(h), including the issue of whether a dispute is arbitrable, and the scope and meaning of any other sections or provisions of this Agreement, shall be determined by the Arbitrator and not by any judicial body, tribunal or forum and that the decision of the Arbitrator in this and all other matters presented to him or her for arbitration as provided in this Section 7(h) shall be final and binding.

                   (iii) The Arbitrator is authorized to award injunctive relief, including mandatory or prohibitory injunctions and restraining orders after notice (including in the absence of a party), and specifically including orders of specific performance to pay money, and all such orders shall be immediately enforceable in any court of competent jurisdiction.

                 (i) All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts relating to taxes and other government assessments as the Company may reasonably determine it should withhold pursuant to any applicable law, rule or regulation.

                 (j) The Company shall indemnify Executive (for serving as a director, officer, employee and otherwise at any time whether before or during the term hereof) to the fullest extent permitted by law and shall at all times maintain appropriate provisions in its articles of incorporation and bylaws which mandate that the Company provide such indemnification.

                 (k) Captions and section headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

                 (l) Where necessary or appropriate to the meaning hereof, the singular and plural shall be deemed to include each other, and the masculine, feminine and neuter shall be deemed to include each other.



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                 IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.

                                        TELCO COMMUNICATIONS GROUP, INC.



                                        By:
                                           -----------------------------------
                                           Name:
                                           President:


                                           -----------------------------------
                                           Bryan K. Rachlin


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